Contact:
John J. Sullivan
Chief Financial Officer
(215)772-5033



                                                           FOR IMMEDIATE RELEASE


           NATIONAL MEDIA AND VALUEVISION AGREE TO SETTLE LITIGATION,
                      ENTER TELEMARKETING, PRODUCTION AND
                     INTERNATIONAL JOINT VENTURE AGREEMENTS

PHILADELPHIA, PA, MINNEAPOLIS, MN, April 17, 1995...National Media Corporation (NYSE:NM) and ValueVision International, Inc. (NASDAQ:VVTVA) announced today that they have agreed to settle their yearlong litigation and have entered into agreements by which they plan to leverage their combined strengths through telemarketing, production and international joint venture agreements.

As part of the three-year accord, ValueVision has agreed to provide National Media its telemarketing capability to service a minimum of one million phone calls per year for National Media's infomericals. National Media expects to realize a minimum of $3 million in cost savings from this aspect of the agreement alone. Under the agreement, ValueVision is entitled to receive warrants to purchase 500,000 shares of National Media's common stock at a price of $8.865 per share, for a total of over $4 million. These ten-year warrants vest evenly over the three-year term of the agreement. ValueVision currently owns 7.5% of National Media's common stock. The agreement also provides for National Media to utilize ValueVision's state-of-the-art production and post production capabilities.

The companies disclosed that the telemarketing and production services will be furnished at prices in excess of ValueVision's costs, but significantly lower than market prices now being paid by National Media.

Finally, as part of the accord, ValueVision will have certain rights of first refusal to negotiate joint ventures with National Media for international home shopping opportunities identified by National Media, and National Media will have similar rights for international infomercial opportunities identified by ValueVision.

The agreement is subject to approval of ValueVision's stock purchase rights by National Media's shareholders. John J. Turchi, Jr., former chairman and chief executive officer of National Media and a party to the litigation, has joined the settlement.

April 17, 1995
Page 2



Robert L. Johander, Chairman and Chief Executive Officer of ValueVision, said, "The cooperative efforts of our companies drawing on each other's strengths make this agreement a plus for both parties. ValueVision brings readily available television production and telemarketing capacity to National Media, and National Media's strong international distribution is expected to help identify potential foreign joint venture prospects. We are excited by the opportunities opened to us once the litigation is behind us, and we are looking forward to working together to more effectively develop our business in the U.S. and abroad."

Brian McAdams, Chairman and Chief Executive Officer of National Media, said, "The decision to terminate the litigation and pursue meaningful joint business ventures represents a win-win for both companies. The agreement will dramatically reduce National Media's costs of doing business, enhance its competitiveness and contribute to the company's profitability. Clearly, working together is more logical and productive than the uncertainty of costly, prolonged litigation."

ValueVision International, Inc. is the third largest television home shopping retailer in the United States. The company recently announced signing definitive operating, equity, license and service agreements with Montgomery Ward, the largest privately held retailer in the U.S. Currently, the company's 24-hour per day programming is available to approximately 13.0 million cable homes equalling approximately 8.6 million full-time equivalent cable homes.

National Media Corporation is the worldwide leader in the home shopping infomerical industry, now doing business in over 40 countries around the world, in addition to the U.S. and Canada.

                                     * * *